                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           -------------------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM T-3

                  APPLICATION FOR QUALIFICATION OF INDENTURE
                     UNDER THE TRUST INDENTURE ACT OF 1939

                       Harborside Healthcare Corporation
--------------------------------------------------------------------------------
                               (Name of applicant)


                               One Beacon Street
                          Boston, Massachusetts 02108
--------------------------------------------------------------------------------
                   (Address of principal executive offices)


         Securities to be Issued Under the Indenture to be Qualified:

         Title of Class                                    Amount
  12% Senior Subordinated Discount           Up to an aggregate principal amount
Notes due 2007 (maturing August 1, 2007)           at maturity of $100,285,000
   and related Note Guarantees

Approximate date of proposed public offering: As soon as practicable after this
--------------------------------------------
Application for Qualification becomes effective.

                    Name and address of agent for service:
                    -------------------------------------
                              Stephen L. Guillard
                     President and Chief Executive Officer
                       Harborside Healthcare Corporation
                               One Beacon Street
                          Boston, Massachusetts 02108

                                With copies to:
                                --------------
                           E. Michael Greaney, Esq.
                             Joerg H. Esdorn, Esq.
                          Gibson, Dunn & Crutcher LLP
                                200 Park Avenue
                           New York, New York 10166

         The Applicant hereby amends this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment which specifically states that it shall supersede this Application for Qualification or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon the written request of the Applicant.

CONTENTS OF AMENDMENT NO. 1 TO APPLICATION FOR QUALIFICATION

         This Amendment No. 1 (this "Amendment") to the Applicant's Application for Qualification of Indenture on Form T-3 filed on April 6, 2001 (File No. 022-22505) is submitted to file Exhibit T3C, the Form of New Indenture among the Applicant, the Guarantors and the Trustee, and Exhibit T3F, the cross reference sheet.

This Amendment comprises--

         (a)    Pages numbered 1 to 4, consecutively.

         (b) The statement of eligibility and qualification of each trustee under the indenture to be qualified (incorporated by reference herein to the Application for Qualification filed on April 6, 2001).

         (c) The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of each trustee:


Exhibit T3A.1.....................       Amended and Restated Certificate of
-------------                            Incorporation of the Applicant,
                                         incorporated herein by reference to
                                         Exhibit 3.1.1 to Amendment No. 1 to the
                                         Applicant's Registration Statement on
                                         Form S-4 filed on October 27, 1998
                                         (Registration No. 333-64679).

Exhibit T3A.2.....................       Certificate of Designation of the
-------------                            Applicant with respect to the
                                         Applicant's 13-1/2% Exchangeable
                                         Preferred Stock Mandatorily Redeemable
                                         2010, incorporated herein by reference
                                         to Exhibit 3.1.2 to the Applicant's
                                         Registration Statement on Form S-4
                                         filed on September 29, 1998
                                         (Registration No. 333-64679).

Exhibit T3B.......................       Bylaws of the Applicant, incorporated
-----------                              herein by reference to Exhibit 3.2.2 to
                                         the Applicant's Registration Statement
                                         on Form S-4 filed on May 1, 1998
                                         (Registration No. 333-51633).

Exhibit T3C*......................       Form of New Indenture among the
-----------                              Applicant, the Guarantors and the
                                         Trustee.

Exhibit T3E.1.....................       Offering Memorandum and Consent
-------------                            Solicitation Statement.

Exhibit T3E.2.....................       Consent and Letter of Transmittal.
-------------
Exhibit T3E.3.....................       Letter to Brokers, Dealers, Commercial
-------------                            Banks, Trust Companies and Other
                                         Nominees.

Exhibit T3E.4.....................       Letter to Clients for Use by Brokers,
-------------                            Dealers, Commercial Banks, Trust
                                         Companies and Other Nominees.

Exhibit T3F*......................       Cross reference sheet showing the
-----------                              location in the New Indenture of the
                                         provisions inserted therein pursuant to
                                         Sections 310 through 318(a), inclusive,
                                         of the Trust Indenture Act of 1939
                                         (included as part of Exhibit T3C).


                                       2
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-------------------------

*........Filed herewith.  All other exhibits have been previously filed.

                                       3
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                                    SIGNATURE

         Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, Harborside Healthcare Corporation, a corporation organized and existing under the laws of the State of Delaware, has duly caused this Amendment to the Application for Qualification to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Boston, Commonwealth of Massachusetts, on April 20, 2001.

(SEAL)                                     HARBORSIDE HEALTHCARE CORPORATION


                                           By:  /s/ William H. Stephan
                                                ----------------------
                                                Name:   William H. Stephan
                                                Title:  Senior Vice President
                                                        Chief Financial Officer


Attest: /s/ Natalie Dawes
        -------------------
        Name:  Natalie Dawes
                                       4
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                                 EXHIBIT INDEX


Exhibit No.                                            Description
-----------                                            -----------

Exhibit T3A.1.....................       Amended and Restated Certificate of
-------------
                                         Incorporation of the Applicant,
                                         incorporated herein by reference to
                                         Exhibit 3.1.1 to Amendment No. 1 to the
                                         Applicant's Registration Statement on
                                         Form S-4 filed on October 27, 1998
                                         (Registration No. 333-64679).

Exhibit T3A.2.....................       Certificate of Designation of the
-------------
                                         Applicant with respect to the
                                         Applicant's 13-1/2% Exchangeable
                                         Preferred Stock Mandatorily Redeemable
                                         2010, incorporated herein by reference
                                         to Exhibit 3.1.2 to the Applicant's
                                         Registration Statement on Form S-4
                                         filed on September 29, 1998
                                         (Registration No. 333-64679).

Exhibit T3B.......................       Bylaws of the Applicant, incorporated
-----------
                                         herein by reference to Exhibit 3.2.2 to
                                         the Applicant's Registration Statement
                                         on Form S-4 filed on May 1, 1998
                                         (Registration No. 333-51633).

Exhibit T3C*......................       Form of New Indenture among the
-----------
                                         Applicant, the Guarantors and the
                                         Trustee.

Exhibit T3E.1.....................       Offering Memorandum and Consent
-------------
                                         Solicitation Statement.

Exhibit T3E.2.....................       Consent and Letter of Transmittal.
-------------

Exhibit T3E.3.....................       Letter to Brokers, Dealers, Commercial
-------------
                                         Banks, Trust Companies and Other
                                         Nominees.

Exhibit T3E.4.....................       Letter to Clients for Use by Brokers,
-------------
                                         Dealers, Commercial Banks, Trust
                                         Companies and Other Nominees.

Exhibit T3F*......................       Cross reference sheet showing the
-----------
                                         location in the New Indenture of the
                                         provisions inserted therein pursuant to
                                         Sections 310 through 318(a), inclusive,
                                         of the Trust Indenture Act of 1939
                                         (included as part of Exhibit T3C).


_____________________________________

*       Filed herewith.  All other exhibits have been previously filed.